Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Marty E. Adams	Jay Zatta
	Chairman, President and CEO	Regional President
	Sky Financial Group, Inc.	Sky Bank – Ohio Valley Region
	(419) 254-6182	(330) 679-3709

Tim Dirrim
VP/Corporate Communications
Sky Financial Group, Inc.
(419) 327-6330

Sky Announces the Completion of its Acquisition of Perpetual Savings Bank

November 15, 2006 - Bowling Green, Ohio - Sky Financial Group, Inc. (NASDAQ: SKYF) announced today the completion of its acquisition of Wells River Bancorp, Inc. and its wholly-owned subsidiary, Perpetual Savings Bank, effective today. Perpetual is a $73.6 million bank that operates three full-service branches in Columbiana County.

It is anticipated that Perpetual will merge with Sky Financial’s banking subsidiary, Sky Bank, over the weekend of December 2-3, 2006. At that time, Perpetual will convert to Sky Bank’s name, products and operating systems.

“Following the recent Union Federal Bank merger, we are very pleased to have another high-quality bank join Sky,” stated Marty Adams, chairman, president and CEO of Sky Financial Group. “Perpetual will fit nicely into our regional financial services structure, where local decision making is key.”

Perpetual offices and ATMs will be added to Sky Bank’s Ohio Valley Region, led by regional president Jay Zatta. “We are excited to complete this step in the merger process,” said Zatta. “Our integration teams have been working hard to make sure Perpetual clients have a seamless and successful transition to Sky.”

About Sky Financial Group, Inc.

Sky Financial Group is a $17.6 billion diversified financial holding company. Sky’s asset size places it among the 40 largest publicly-held bank holding companies in the nation. Committed to providing clients with personal attention and professional advice from over 330 financial centers and over 400 ATMs, Sky serves communities in Ohio, Pennsylvania, Indiana, Michigan and West Virginia. Sky’s financial service affiliates include: Sky Bank and Perpetual Savings Bank, commercial and retail banking; Sky Trust, asset management services; and Sky Insurance, retail and commercial insurance agency services. The company is located on the web at www.skyfi.com.

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